Exhibit 99.1

Media contact:

Karla Olsen,

senior manager, media relations Phone: 888.613.0003

FAX: 316.261.6769 karla_olsen@wr.com

Investor contact:

Bruce Burns,

director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY REQUESTS INCREASE IN ELECTRIC RATES

Westar seeks to strengthen operations and prepare for demands of growth and new environmental standards

TOPEKA, Kan., May 2, 2005 — As one of the final steps in a plan agreed to in July 2003, Westar Energy, Inc. (NYSE:WR) today filed with the Kansas Corporation Commission (KCC) a comprehensive review of its rates as an electric-only utility, proposing increases.

Westar is seeking an approximate 9 percent or $47.8 million increase in rates for its northern region and an approximate 6 percent or $36.3 million increase in rates for its southern region. The average residential customer would see a per month increase of $5.28 in Westar’s northern region and $4.58 in Westar’s southern region, based on use of 900 kilowatt-hours of electricity per month. The new rates would be the first increase for Westar’s southern region customers in more than 15 years. Customers in Westar’s northern region experienced a 5.35 percent increase in 2001, the first such increase since 1983.

Westar’s northern region rates apply to about 352,000 customers, including those in the communities of Topeka, Lawrence, Olathe, Leavenworth, Atchison, Manhattan, Salina,

Westar Energy requests rate review

Hutchinson, Emporia and Parsons, among other towns and rural areas. Westar’s southern region rates apply to about 303,000 customers in Wichita and surrounding areas, Arkansas City, El Dorado, Newton, Fort Scott, Pittsburg and Independence, among other towns and rural areas.

In addition to the rate changes, the application proposes two income-sharing plans, one based on a combination of customer service and financial performance and the other on wholesale sales. The application also proposes more detailed billing, including adjustable line items for fuel costs, environmental compliance and transmission services.

“In this process, we hope to show what it will take for Westar as a back-to-basics electric utility to continue to provide reliable service to our customers,” Jim Haines, Westar president and chief executive officer, said. “This review is an opportunity for us to demonstrate that our proposed rates are in line with the cost of providing electricity to our customers.”

Customer service enhancements and improvements

Since its last rate review in 2001, Westar has made substantial investments in customer service programs, transmission and distribution facilities and power plants. In testimony filed with the KCC, Caroline Williams, vice president, customer care, described new customer service programs implemented since 2001, including online bill access and payment, a service that provides estimates of when disrupted power is expected to be restored and a service offered during periods of high call volume that gives customers the choice of receiving a call back from the company instead of waiting on hold. Investments in Westar’s network of power lines and related technology and equipment have reduced the number of outages experienced by an average customer per year by 22 percent since 2001. Projects that have contributed to this are outlined in testimony of Doug Henry, vice president, power delivery. The projects include inspections to

Westar Energy requests rate review

locate line damage before that damage results in a power outage, redesigning circuits to reduce the number of customers affected by an outage and an increase in dollars spent to keep trees out of power lines. Doug Sterbenz, senior vice president, generation and marketing, states in his testimony that continued investment in Westar’s power plants has kept plant performance high.

While these and other costs directly related to providing electric service to customers have increased, testimony of Greg Greenwood, treasurer, discusses the savings Westar has realized by reducing debt by nearly $2 billion and refinancing most of its remaining debt at lower interest rates.

The rate application is subject to review by the KCC. Westar expects new rates to be implemented in January 2006.

The proposed new rates would result in an average rate of approximately 6.0 cents/kWh in the northern region and approximately 6.4 cents/kWh in the southern region, compared with a national average of 7.5 cents/kWh.

“With our proposal filed today, the difference between our northern region prices and our southern region prices will be less than 7 percent. That gap is down from 32 percent when Westar was formed in 1992,” said Haines. “We will continue to look for efficiencies and other means to equitably achieve a common set of prices between our two service regions.”

Rate Rebates

Under the same July 2003 agreement with the KCC, Westar will rebate $10.5 million to customers in May of this year and $10 million in January 2006. The first rebate will appear as credits on customers’ billing statements in May and June of this year.

Westar Energy requests rate review

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 653,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals, including its expectations regarding its rate review pending with the Kansas Corporation Commission. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what it expects. Please review Westar’s Annual Report on Form 10-K for the year ended December 31, 2004 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy 2005 Rate Review

Reliability-Based Sharing Proposal

Westar’s Reliability-Based Sharing Proposal, which is requested for a three-year trial period, would establish customer service standards and the potential for rebates to its customers based on Westar’s financial performance. The amount of the rebates would depend on Westar’s profits and its customer service performance in five key service areas: the number of outages an average customer experiences per year; the average number of minutes an average customer is without power per year; the availability of power plants; and the efficiency of answering customer calls and reading meters. Westar has proposed high performance thresholds in each of these areas. If its customer service slips below those levels, the potential for rebates would increase. During the three-year period, Westar will not request a rate review unless its earnings fall below a pre-established level.

More informative billing

The application also includes recommendations for certain costs and credits to be identified separately on customers’ monthly statements. These include a Retail Energy Cost Adjustment, Environmental Cost Recovery Rider and Transmission Delivery Charge. Under Westar’s proposal these costs would be presented separately on customers’ monthly statements, and each would be adjusted periodically based on Westar’s actual costs of providing the services.

Retail Energy Cost Adjustment

The Retail Energy Cost Adjustment would comprise two components: a Fuel Adjustment Clause and an Off-System Sales Sharing Adjustment. The Fuel Adjustment

Westar Energy Rate Review	Page 2 of 2

Clause would reflect the actual ongoing fuel costs that were incurred to produce electricity. If costs fall, this would be a credit; if costs rise, it would be a charge. This amount would be adjusted monthly. When Westar’s power plants are not required to meet its retail customers’ needs, power produced by these plants can be sold to wholesale customers in the region. The Off-System Sales Sharing Adjustment would allow retail customers a share in gains from sales to wholesale customers. Under the proposal, when gains from these sales exceed the level already included in retail base rates, an additional credit based on a portion of the additional gains would be credited to retail customers. This amount would be adjusted annually.

Environmental Cost Recovery Rider

Westar’s application proposes an Environmental Cost Recovery Rider to track and timely recover the actual costs of complying with new environmental regulations and protecting the environment. Westar anticipates the need to make additional investments in emissions-control equipment for its power plants in response to more stringent regulations regarding power plant emissions.

Transmission Delivery Charge

The Federal Energy Regulatory Commission requires Westar to operate its transmission facilities independently from its distribution facilities and from the balance of its business. Consistent with this approach, Westar’s application proposes to identify the costs associated with the transmission services, remove them from the base rates and present the related charges to customers on a separate line item on their monthly statements.